                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                              MOTHERNATURE.COM INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    61978K105
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 61978K105                    13G                          Page 2 of 8


-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         DEER IV & CO. LLC ("Deer IV")*
         11-3298116
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /X/

                                                                   (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    5     SOLE VOTING POWER
                                          -0- shs.
                                    -------------------------------------------
             Number of              6     SHARED VOTING POWER
              Shares                      -0- shs.
           Beneficially             -------------------------------------------
             Owned By               7     SOLE DISPOSITIVE POWER
               Each                       -0- shs.
             Reporting              -------------------------------------------
              Person                8     SHARED DISPOSITIVE POWER
               With                       -0- shs.
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0- shs.*
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         -0-%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
-------------------------------------------------------------------------------

*The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the General Partner of BVP IV, Bessec IV and BVI LP.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 61978K105                    13G                          Page 3 of 8


-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")*
         11-3298115
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (SEE INSTRUCTIONS)
                                                                   (a) /X/

                                                                   (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    5     SOLE VOTING POWER
                                           -0- shs.
                                    -------------------------------------------
             Number of              6      SHARED VOTING POWER
              Shares                       -0- shs.
           Beneficially             -------------------------------------------
             Owned By               7      SOLE DISPOSITIVE POWER
               Each                        -0- shs.
             Reporting              -------------------------------------------
              Person                8      SHARED DISPOSITIVE POWER
               With                        -0- shs.
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0- shs.*
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     / /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         -0-%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 61978K105                    13G                          Page 4 of 8


-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         BESSEC VENTURES IV L.P. ("BESSEC IV")*
         11-3408591
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /X/

                                                                   (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    5     SOLE VOTING POWER
                                           -0- shs.
                                    -------------------------------------------
             Number of              6      SHARED VOTING POWER
              Shares                       -0- shs.
           Beneficially             -------------------------------------------
             Owned By               7      SOLE DISPOSITIVE POWER
               Each                        -0- shs.
             Reporting              -------------------------------------------
              Person                8      SHARED DISPOSITIVE POWER
               With                        -0- shs.
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0- shs.*
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         -0-%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

* The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 61978K105                    13G                          Page 5 of 8


-------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         BESSEMER VENTURE INVESTORS L.P. ("BVI LP")
         11-3352639
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) /X/

                                                                   (b) / /
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                                    5     SOLE VOTING POWER
                                           -0- shs.
                                    -------------------------------------------
             Number of              6      SHARED VOTING POWER
              Shares                       -0- shs.
           Beneficially             -------------------------------------------
             Owned By               7      SOLE DISPOSITIVE POWER
               Each                        -0- shs.
             Reporting              -------------------------------------------
              Person                8      SHARED DISPOSITIVE POWER
               With                        -0- shs.
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0- shs.*
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         -0-%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 61978K105                    13G                          Page 6 of 8


ITEM 1.

(a)      Name of Issuer:

                    MotherNature.com, Inc.

(b)      Address of Issuer's Principal Executive Offices:

                    One Concord Farms
                    490 Virginia Road
                    Concord, Massachusetts 01742

ITEM 2.

         (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:


                  This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York and Bessemer Venture Investors, L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Raod, Suite 407, Westbury, New York 11590. The principal business of each of BVP IV, Bessec IV and BVI LP is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan and Robi L. Soni, who are all United States citizens. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV, Bessec IV and BVI LP and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101.

(d)      Title of Class of Securities:

                            Common Stock

(e)      CUSIP Number:

                            61978K105

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

CUSIP No. 61978K105                    13G                          Page 7 of 8


ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 5 of this Statement incorporated herein by reference.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 61978K105                    13G                          Page 8 of 8


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                       February 14, 2001
                                      ________________________________________
                                              Date


                                      DEER IV & Co. LLC


                                      By: /s/ Robert H. Buescher
                                         ---------------------------------
                                          Robert H. Buescher, Manager

                                      BESSEMER VENTURE PARTNERS IV L.P.


                                      By: Deer IV & Co. LLC, General Partner

                                      By: /s/ Robert H. Buescher
                                         ---------------------------------
                                          Robert H. Buescher, Manager


                                      BESSEC VENTURES IV L.P.

                                      By: Deer IV & Co. LLC, General Partner

                                      By: /s/ Robert H. Buescher
                                         ---------------------------------
                                          Robert H. Buescher, Manager


                                      BESSEMER VENTURE INVESTORS L.P.


                                      By: Deer IV & Co. LLC, General Partner

                                      By: /s/ Robert H. Buescher
                                         ---------------------------------
                                           Robert H. Buescher, Manager